Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Diamond Foods, Inc. on Form S-4 of our report dated August 23, 2010 (May 17, 2011 as to Note 3 and Note 16) related to the combined financial statements of Pringles as of June 30, 2010 and 2009 and for the years ended June 30, 2010, 2009, and 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the allocation of certain corporate costs from The Procter & Gamble Company and the retrospective adjustment for the change in method of accounting for U.S. commodity inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method), appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 20, 2011